Exhibit 11

                         ALPHARMA INC.
        Computation of Earnings (Loss) per Common Share
                   Primary and Fully Diluted
       (Dollars in thousands, except for per share data)



                                               Twelve Months Ended
                                                    December 31,
                                              1995          1994       1993(A)
Computation for Statement of Operations

Primary earnings (loss) per share:

  Income (loss) before extraordinary item  $    18,817   $   (1,703)  $   10,129

  Extraordinary item, net of tax                                            (683)

  Net income (loss)                        $    18,817   $   (2,386)  $   10,129

   Average common shares outstanding        21,631,000   21,568,000   21,510,000

    Dilutive effect of outstanding options
     determined by treasury stock method       122,753       97,538       70,788
                                            21,753,753   21,665,538   21,580,788

  Earnings per common share - Primary

  Income (loss) before extraordinary item  $      0.86   $     (0.08) $      0.47

  Extraordinary item, net of tax           $             $     (0.03) $

  Net income (loss)                        $      0.86   $     (0.11) $      0.47

  Fully diluted earnings (loss) per share:

  Income (loss) before extraordinary item  $    18,817   $    (1,703) $    10,129

  Extraordinary item, net of tax                                (683)
  Net income (loss)                        $    18,817        (2,386)       10,129

   Average common shares outstanding        21,631,000    21,568,000    21,510,000
  additions:
    Assumed conversion of warrants
      as of beginning of period                576,000
    Dilutive effect of outstanding options
         determined by treasury stock method   200,369       97,538         70,788
                                            22,407,369   21,665,538     21,580,788

Earnings (loss) per common share - Fully Diluted

    Income (loss) before extraordinary item $     0.84   $     (0.08) $      0.47

    Extraordinary item, net of tax          $            $     (0.03) $

    Net income (loss)                       $      0.84  $     (0.11) $      0.47


(A) Reflects the retroactive effect of the October 1994 merger, accounted for as a pooling of interest, with A.L. Oslo.